Exhibit (a)(5)(A)

FOR IMMEDIATE RELEASE

Company name:	Otsuka Holdings Co., Ltd.
Representative name:	Tatsuo Higuchi
President and Representative Director, CEO
Stock ticker:	4578, Tokyo Stock Exchange, First Section
Contact:	Takuma Kimura
Director, Investor Relations Department
Telephone:	+81-3-6361-7411

Otsuka Holdings Announces Expiration of HSR Waiting Period

for Astex Tender Offer

Tokyo, Japan — October 7, 2013 — Otsuka Holdings Co., Ltd. announced today, on October 4, 2013, New York time, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), as amended, applicable to its proposed acquisition of Astex Pharmaceuticals, Inc. (NASDAQ: ASTX) (“Astex”) through its wholly-owned indirect subsidiary Autumn Acquisition Corporation.

As previously announced, on September 14, 2013, Tokyo time a wholly-owned subsidiary of Otsuka Holdings Co., Ltd., Otsuka Pharmaceutical Co., Ltd. (“Otsuka Pharmaceutical”), through Autumn Acquisition Corporation, commenced a cash tender offer to acquire all of the outstanding shares of Astex’s common stock for $8.50 per share (the “Tender Offer”).  The expiration of the HSR waiting period satisfies one of the conditions of the tender offer.  The completion of the tender offer remains subject to certain conditions as described in the Tender Offer Statement on Schedule TO filed by Otsuka Holdings Co., Ltd., Otsuka America, Inc., Otsuka Pharmaceutical and Autumn Acquisition Corporation with the Securities and Exchange Commission on September 13, 2013, New York time, as amended from time to time.

Note to Investors

This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities.  The tender offer to purchase shares of Astex common stock is being made only pursuant to a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer (the “Tender Offer Statement”), which Autumn Acquisition Corporation, a wholly-owned indirect subsidiary of Otsuka Pharmaceutical, filed with the SEC.  On September 13, 2013, Astex filed with the SEC a Solicitation/Recommendation Statement with respect to the tender offer (the “Recommendation Statement”).  THE TENDER OFFER STATEMENT AND THE RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.  Both the Tender Offer Statement and the Recommendation Statement have been mailed to Astex stockholders free of charge.  Investors and security holders of Astex also are advised that they may also obtain free copies of the Tender Offer Statement and other documents filed by Autumn Acquisition Corporation with the SEC and the Recommendation Statement and other documents filed by Astex on the SEC’s website at http://www.sec.gov.

Forward-looking Statements

Certain statements contained in this press release, including without limitation expectations as to future sales and operating results, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include statements regarding the anticipated benefits of the transaction; statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; and any statements of assumptions underlying any of the foregoing. Words such as “expects,” “anticipates,” “believes,” “plans,” “intends,” “estimates,” “projects,” “forecasts,” “outlook,” and similar expressions are also intended to identify forward-looking statements. The statements involve known and unknown risks, uncertainties, and other factors which may cause the company’s actual results, earnings, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following: general industry and market conditions, general domestic and international economic conditions such as interest rate and currency exchange fluctuations, technological advances and patents attained by competitors, challenges inherent in new product development and clinical trials, claims and concerns about product safety and efficacy, obtaining regulatory approvals, domestic and foreign healthcare reforms, and healthcare cost containment, laws and regulations affecting domestic and foreign operations, and failure to gain market acceptance or third-party consents. Risks and uncertainties that could cause results to differ from expectations also include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many Astex stockholders will tender their stock in the offer; the risk that competing offers will be made; and the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction. We will not undertake and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.